Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement filed on Form S-8 of RF Industries, Ltd. of our report dated January 29, 2010 (which expressed an unqualified opinion and included an explanatory paragraph regarding the Company’s adoption of the accounting standard for uncertainty in income taxes) with respect to our audits of the financial statements of RF Industries, Ltd. as of October 31, 2009 and 2008, and for the years then ended, which report is included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2009.

/s/ J.H. Cohn LLP

San Diego, California
September 20, 2010